UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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CENTRAL GARDEN & PET COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Monday, February 10, 2014, 10:30 A.M.

TO THE STOCKHOLDERS:

The Annual Meeting of Stockholders of Central Garden & Pet Company will be held at the LAFAYETTE PARK HOTEL, 3287 Mt. Diablo Boulevard, Lafayette, California, on Monday, February 10, 2014, at 10:30 A.M. for the following purposes:

(1)	To elect seven directors;

(2)	To ratify the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending on September 27, 2014;

(3)	To hold an advisory vote on the compensation of the Company’s named executive officers as described in the accompanying proxy statement; and

(4)	To transact such other business as may properly come before the meeting.

Only holders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 12, 2013, will be entitled to vote at the meeting and any adjournment thereof. Holders of Class A Common Stock are welcome to attend and participate in this meeting. A complete list of the Company’s stockholders entitled to vote at the meeting will be available for examination by any stockholder for ten days prior to the meeting during normal business hours at the Company’s principal executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California.

Except for those stockholders who have already requested printed copies of the Company’s proxy materials, the Company is furnishing proxy materials for this annual meeting to stockholders through the Internet. On or about December 27, 2013, the Company mailed to stockholders on the record date a Notice of Internet Availability of Proxy Materials (the “Notice”). Certain stockholders who previously requested email notice in lieu of mail received the Notice by email. If a stockholder received a Notice by mail or email, that stockholder will not receive a printed copy of the proxy materials unless such stockholder specifically requests one. Instead, the Notice instructs stockholders on how to access and review all of the important information contained in the Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013 (which the Company posted on the Internet on December 27, 2013), as well as how to submit proxies over the Internet. The Company believes that mailing or emailing the Notice and posting other materials on the Internet allow it to provide stockholders with the information they need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. If a stockholder received the Notice and would still like to receive a printed copy of the proxy materials, such stockholder may request a printed copy of the proxy materials by any of the following methods: through the Internet at www.proxyvote.com; by telephone at 1-800-579-1639; or by sending an email to sendmaterial@proxyvote.com.

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible in accordance with the instructions provided to you to ensure that your vote is counted at the annual meeting.

Dated:  December 27, 2013

By Order of the Board of Directors

Lori A. Varlas, Secretary

CENTRAL GARDEN & PET COMPANY

1340 Treat Blvd., Suite 600

Walnut Creek, California 94597

PROXY STATEMENT

The Board of Directors of Central Garden & Pet Company (the “Company”) is soliciting proxies to be used at the Annual Meeting of Stockholders on February 10, 2014 (the “Annual Meeting”), for the purposes set forth in the foregoing notice. This proxy statement and, in the case of holders of Common Stock and Class B Stock, the form of proxy were first sent to stockholders on or about December 27, 2013. Holders of Class A Common Stock will receive this proxy statement but will not be entitled to vote at the Annual Meeting of Stockholders or any adjournment thereof.

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide access to proxy materials (consisting of the Notice of Annual Meeting, this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended September 28, 2013, as filed with the SEC on December 12, 2013), over the Internet. Therefore, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders. Starting on the date of distribution of the Notice, all stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request printed copies may be found in the Notice. If a Class B or Common stockholder requests printed versions of the proxy materials by mail, the materials will also include a proxy card or other voting instruction form.

If a Class B or Common stockholder holds shares in its own name as a stockholder of record, such Class B or Common stockholder may vote shares either in person at the meeting or by proxy. To vote in person, Class B or Common stockholders should bring a form of identification, such as a valid driver’s license or passport, and proof that they were a stockholder as of December 12, 2013, and the Company will provide a ballot when such stockholders arrive. To vote by proxy, Class B or Common stockholders should vote in one of the following ways:

•	Via the Internet. Class B or Common stockholders may vote through the Internet at www.proxyvote.com by following the instructions provided in the Notice.

•

By Telephone. If a Class B or Common stockholder received proxy materials or requested printed copies by mail, such Class B or Common stockholder located in the United States may vote by calling the toll-free number found on the proxy card.

•

By Mail. If a Class B or Common stockholder received proxy materials or requested printed copies by mail, such Class B or Common stockholder may vote by mail by marking, dating, signing and mailing the proxy card in the envelope provided.

Voting by proxy will not affect the right of Class B or Common stockholders to vote shares if they attend the Annual Meeting and want to vote in person—by voting in person such Class B or Common stockholders automatically revoke their proxy. Class B or Common stockholders may also revoke a proxy at any time before the applicable voting deadline by giving the Company’s Secretary written notice of revocation, by submitting a later-dated proxy card or by voting again using the telephone or Internet (the latest telephone or Internet proxy is the one that will be counted).

If you vote by proxy, the individuals named as proxyholders will vote the shares as instructed. If a Class B or Common stockholder votes shares over the telephone, such Class B or Common stockholder must select a voting option (“For” or “Withhold” (for directors) and “For,” “Against” or “Abstain” (for Proposals Two and Three)) in order for the proxy to be counted on that matter. If a Class B or Common stockholder validly votes shares over the Internet or by mail but does not provide any voting instructions, the individuals named as proxyholders will vote such shares FOR the election of the nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 27, 2014, and FOR the approval of the compensation of the Company’s named executive officers.

If shares are registered in street name, Class B or Common stockholders must vote shares in the manner prescribed by the broker, bank or other nominee. In most instances, a Class B or Common stockholder can do this over the telephone or Internet, or if a Class B or Common stockholder has received or requested a hard copy of the proxy statement and accompanying voting instruction form, the Class B or Common stockholder may mark, sign, date and mail the voting instruction form in the envelope the broker, bank or other nominee provides. The materials that were sent to Class B or Common stockholders have specific instructions for how to submit votes and the deadline for doing so. If a Class B or Common stockholder would like to revoke its proxy, such Class B or Common stockholder must follow the broker, bank or other nominee’s instructions on how to do so. If a Class B or Common stockholder wishes to vote in person at the Annual Meeting, such Class B or Common stockholder must obtain a legal proxy from the broker, bank or other nominee holding the shares.

VOTING SECURITIES

Only stockholders of record of Common Stock and Class B Stock on the books of the Company as of 5:00 P.M., December 12, 2013, will be entitled to vote at the Annual Meeting.

As of the close of business on December 12, 2013, there were outstanding 12,246,751 shares of Common Stock of the Company, entitled to one vote per share, and 1,652,262 shares of Class B Stock of the Company, entitled to the lesser of ten votes per share or 49% of the total votes cast. There were also outstanding 35,392,503 shares of Class A Common Stock, which generally have no voting rights unless otherwise required by Delaware law. Holders of Common Stock and Class B Stock will vote together on all matters presented to the stockholders for their vote or approval at the meeting.

The holders of a majority of the shares of Common Stock and Class B Stock of the Company entitled to vote, present in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment thereof. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present. The election inspector will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and we will not independently provide stockholders with any such right.

With regard to the election of directors, votes may be cast “For” or “Withhold” for each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. The directors will be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. As a result, if you withhold your authority to vote for any nominee, your vote will not count for or against the nominee, nor will a broker “non-vote” affect the outcome of the election.

Proposal Three is a non-binding vote. However, the Board of Directors of the Company will consider whether or not stockholders approve the compensation of executives as described in this Proxy Statement when making future determinations on executive compensation.

The other matters submitted for stockholder approval at the Annual Meeting will be decided by the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on the subject matter. Abstentions are included in the determination of shares present for quorum purposes.

If a stockholder’s shares are held in street name and the stockholder does not instruct his or her broker how to vote the shares, the brokerage firm, in its discretion, may either leave the shares unvoted or vote the shares on routine matters. The proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the current fiscal year should be treated as a routine matter. To the extent a stockholder’s brokerage firm votes shares on the stockholder’s behalf on that proposal, the shares also will be counted as present for the purpose of determining a quorum.

In order to reduce printing and postage costs for stockholders who request a printed copy of the proxy materials, only one Annual Report and one Proxy Statement will be mailed to multiple stockholders who request a printed copy of the proxy materials sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. This practice is commonly referred to as “householding.” If your household has received only one Annual Report and one Proxy Statement, we will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Investor Relations at our executive offices, which are located at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, or calls (925) 948-4000 and requests such a delivery. If your household is receiving multiple copies of our annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to our executive offices at 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597, or call (925) 948-4000 with such a request.

PROPOSAL ONE

ELECTION OF DIRECTORS

The persons named below are nominees for director to serve until the next annual meeting of stockholders and until their successors shall have been elected. The nominees are all members of the present Board of Directors. In the absence of instructions to the contrary, shares represented by proxy will be voted for the election of all such nominees to the Board of Directors. If any nominee is unable or unwilling to be a candidate for the office of director at the date of the Annual Meeting, or any adjournment thereof, the proxies will vote for such substitute nominee as shall be designated by the proxies. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected. Set forth below is certain information concerning the nominees which is based on data furnished by them.

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
John B. Balousek(1)(2)	68

Lead independent director of the Company. From 1991 to 1996, Mr. Balousek served as President, Chief Operating Officer and a director of Foote, Cone & Belding Communications, one of the largest global advertising and communications networks, and also in 1996 as Chairman and Chief Executive Officer of True North Technologies, a digital and interactive services company affiliated with True North Communications. Mr. Balousek was also a founding shareholder and strategic contributor to Lenscrafters one-hour optical in the United States, Vision Express in Europe, and a founder of Eyemasters one-hour optical in Canada. Prior to 1991, Mr. Balousek held various management positions with Foote, Cone & Belding Communications and in brand management with the Procter & Gamble Company. Mr. Balousek has also served as a director on multiple boards, including Inuvo, Inc., an online analytics, data and media company, from June 2008 to March 2012, Rabobank NA, a California community bank, and VIB Corp., a bank holding company.

As a former President and Chief Operating Officer of a global advertising network, executive in brand management at one of the world’s leading consumer packaged goods organizations, and an experienced director with deep boardroom experience across a range of businesses, Mr. Balousek brings valuable skills and insights to the Company.

			2001

William E. Brown	72	Chairman of the Board of the Company since 1980. From 1980 to June 2003, Mr. Brown served as Chief Executive Officer of the Company. In October 2007, the Board reappointed Mr. Brown to the additional post of Chief Executive Officer which he held until February 11, 2013. Mr. Brown founded the Company and has extensive management and leadership experience and a deep knowledge of the lawn and garden and pet supplies industries and the financial and operational issues faced by the Company.	1980

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since
David N. Chichester(1)	68

Partner of Tatum, a Randstad company, a financial and technology leadership services firm, since 2004. Mr. Chichester served as Senior Vice President Finance Starbucks Corporation from 2001 to 2003 and, in Tokyo, as Chief Financial Officer Starbucks Coffee Japan, Ltd. from 2003 to 2004. Mr. Chichester served as Executive Vice President and Chief Financial Officer at Red Roof Inns, Inc. from 1996 to 1999. Prior to these positions, he held senior management positions in finance at Integrated Health Services, Inc., Marriott Corporation and General Electric Credit Corporation, and served as an investment banker at Warburg Paribas Becker Incorporated and in several roles at The First National Bank of Chicago. He has also served on the boards of other public and private companies, including Pets.com and Red Roof Inns, Inc.

Mr. Chichester has an extensive background in corporate and real estate finance, including international business. As a former financial officer of public and private companies and an investment banker, Mr. Chichester brings significant public company accounting, disclosure, financial system management, and risk assessment experience to the Company’s Board.

			2002

Brooks M. Pennington III	59	Director of Special Projects for the Company since October 2006. From 1994 through September 2006, Mr. Pennington was the President and Chief Executive Officer of Pennington Seed, Inc., a business which was acquired by the Company in 1998. He also serves on the boards of several private companies. Mr. Pennington has over 35 years of work experience in the lawn and garden industry, including 12 years as the former chief executive officer of Pennington Seed, Inc.	1998

Alfred A. Piergallini(1)(2)	67	Consultant with Desert Trail Consulting, a marketing consulting organization, since January 2001 and Chairman of Wisconsin Cheese Group, Inc., a specialty cheese company, from January 2006 to December 2010. From December 1999 to December 2001, Mr. Piergallini served as the Chairman, President and Chief Executive Officer of Novartis Consumer Health Worldwide, a manufacturer, developer and marketer of health-related products, and from February 1999 to December 1999, Mr. Piergallini served as the President and Chief Executive Officer of Novartis Consumer Health North America. From 1989 to 1999, Mr. Piergallini held senior management positions with Gerber Products Company, including, at various times, the offices of Chairman of the Board, President and Chief Executive Officer. He currently serves as a director of Comerica Incorporated, a financial services company.	2004

Nominees for Director	Age	Business Experience During Past Five Years and Other Information	Served as Director Since

		As a former senior executive of several consumer products companies and a director of other public companies, Mr. Piergallini brings significant experience in general management, marketing, sales and branding and many other aspects of the operations of public companies.

John R. Ranelli	67

Chief Executive Officer of the Company since February 2013. Mr. Ranelli has served as Chairman of the Board of Woolrich, Inc., a global apparel and accessories company, since 2011, and also served as Chief Executive Officer from March 2012 until October 2012. From 2008 to 2012, Mr. Ranelli was also engaged in pursuing corporate acquisition opportunities while advising companies and private equity firms. From 2007 to 2008, Mr. Ranelli was Chief Executive Officer and President of Mikasa, Inc., a global dinnerware, crystal and home accessories company. From 1999 to 2006, he served as Chairman, Chief Executive Officer and President of FGX International, a global optical and jewelry company. Previously, he served in senior executive capacities with Stride Rite Corporation, Deckers Outdoor Corporation, TLC Beatrice and The Timberland Company. He served on the boards of Party City Holdings, Inc. from 2005 to 2008, GNC Corporation from 2006 to 2007 and Deckers Outdoor Corporation from 1994 to 1996.

As an experienced chief executive officer of consumer products companies and a Chairman and director of public and private equity owned companies, Mr. Ranelli has extensive experience leading and managing all aspects of mid to large consumer products companies.

			2010

M. Beth Springer	49

From 2009 to 2011, Ms. Springer served as Executive Vice President and General Manager of The Clorox Company. She served as Clorox’s Group Vice President – Strategy and Growth from 2007 until 2009. She was Group Vice President and General Manager, Specialty Division from 2005 to 2007 and Vice President and General Manager, Glad Products Business Unit from 2002 through 2004. Ms. Springer joined Clorox in 1990 as associate marketing manager for household products and subsequently held marketing positions of increasing responsibility.

As a former senior executive of one of the leading consumer products companies, Ms. Springer brings significant experience in general management, marketing, sales and branding and many other aspects of the operations of a public company.

			2013

(1)	Member of Audit Committee.
(2)	Member of Compensation Committee.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES LISTED ABOVE.

FURTHER INFORMATION CONCERNING

THE BOARD OF DIRECTORS

Board Independence

Upon consideration of the criteria and requirements regarding director independence set forth in NASDAQ Rule 5605, the Board of Directors has determined that each of Messrs. Balousek, Chichester and Piergallini and Ms. Springer meet the standards of independence established by the NASDAQ.

Board Leadership Structure

Under our current leadership structure, the Company has separated the roles of Chairman and Chief Executive Officer. William Brown has served as Chairman since founding the Company in 1980, and John Ranelli has served as Chief Executive Officer since February 2013. The Board has determined that separating the roles was appropriate given the differences between the two roles as they are presently defined. The Chief Executive Officer is responsible for setting our strategic direction and for our day-to-day leadership and performance, while the Chairman provides guidance to the Chief Executive Officer and leads the Board. In addition, because Mr. Brown is not “independent” within the meaning of the Nasdaq listing standards, the Board has selected a director who is independent to serve as the “lead director.”

The Board believes in the importance of independent oversight, which it seeks to ensure through a variety of means, including:

•	A majority of the Company’s directors are independent.

•

Jack Balousek acts as the Company’s lead independent director. The lead independent director leads each independent director session of the Board. He also serves as a liaison between the Chairman and the independent directors.

•	During each regularly scheduled Board meeting, all independent directors meet in executive session without the presence of any management directors.

•	The charters for each of the Board’s committees require that all of the members of those committees be independent.

The Board believes that the newly separated role of Chairman and Chief Executive Officer, together with the significant responsibilities of the Company’s lead independent director and other independent directors described above, provides an appropriate balance between leadership and independent oversight.

Committees of the Board

The Company has an Audit Committee and a Compensation Committee but does not have a nominating committee or a committee performing the functions of a nominating committee. The entire Board fulfills the function of the nominating committee.

Audit Committee

During fiscal 2013, the members of the Audit Committee were Alfred A. Piergallini (Chairman), John B. Balousek and David N. Chichester. The Company’s Board of Directors has determined that David N. Chichester qualifies as an audit committee financial expert as set forth in Section 407(d)(5) of Regulation S-K promulgated by the SEC and he is independent as such term is defined in the NASDAQ Rules. The functions performed by the Audit Committee include:

•	recommending to the Board of Directors the engagement or discharge of the Company’s independent registered public accounting firm;

•	reviewing with the independent registered public accounting firm the plan and results of the audit engagement;

•	reviewing the Company’s system of internal financial and accounting controls;

•	reviewing the financial statements of the Company;

•	discussing with management and the independent auditors the Company’s accounting policies;

•	approving the Company’s filing of reports with the SEC; and

•	inquiring into matters within the scope of its functions.

The Board of Directors has adopted a written Audit Committee charter. The charter is available on the Company’s website at www.central.com. The Audit Committee held nine meetings during fiscal 2013.

Compensation Committee

During fiscal 2013, the members of the Compensation Committee were John B. Balousek (Chairman) and Alfred A. Piergallini. In addition, David N. Chichester served on the Compensation Committee during the beginning of fiscal 2013. The functions performed by the Compensation Committee include:

•	reviewing and making recommendations to the Board of Directors concerning the compensation of officers, directors and key management employees of the Company;

•	administering the Company’s equity incentive plans;

•	evaluating the performance of management and related matters;

•	evaluating the mixture of base salary, cash bonus and equity compensation in each executive’s total compensation package;

•	awarding restricted stock and stock options as a means of linking executives’ long-term compensation to the rate of return received by stockholders;

•	considering the possible tax consequences to the Company and to the executives when determining executive compensation;

•

reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation and, based on this review and discussions, recommending whether the Company include the Compensation Discussion and Analysis in its proxy statement and incorporate it by reference in its annual report on Form 10-K; and

•	creating and approving an annual Compensation Committee Report to be included in its proxy statement and incorporated by reference in its annual report on Form 10-K.

The Board of Directors has adopted a written Compensation Committee charter. The charter is available on the Company’s website at www.central.com. The Compensation Committee held 17 meetings during fiscal 2013.

The Compensation Discussion and Analysis included in this proxy statement includes additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation.

Compensation Committee Interlocks and Insider Participation

Messrs. Balousek, Chichester and Piergallini served as members of the Compensation Committee during fiscal 2013. They have no relationship with the Company other than as directors and stockholders. During fiscal 2013, no executive officer of the Company served as a director, or as a member of any compensation committee, of any other for-profit entity that had an executive officer that served on the Board of Directors or Compensation Committee of the Company.

Attendance at Meetings

During fiscal 2013, there were nine meetings of the Board of Directors. No members of the Board of Directors attended fewer than seventy-five percent of the meetings of the Board of Directors and all committees of the Board on which they served. The Company encourages, but does not require, the members of its Board of Directors to attend its annual meeting of stockholders. All members of the Board attended the 2013 Annual Meeting of Stockholders.

Stockholder Communications with Directors

The Board welcomes communications from the Company’s stockholders. Stockholders may send communications to the Board, or to any director in particular, c/o Central Garden & Pet Company, 1340 Treat Blvd., Suite 600, Walnut Creek, California 94597. Any correspondence addressed to the Board or to any director in care of the Company’s offices is forwarded by the Company to the addressee without review by management.

The Board’s Role in Risk Oversight

The Company faces a number of risks, including operational, economic, financial, legal, regulatory and competitive. The Company’s management is responsible for the day-to-day management of the risks faced by the Company. While the Board, as a whole, has ultimate responsibility for the oversight of risk management, it administers its risk oversight role in part through the Board committee structure, with the Audit Committee and Compensation Committee responsible for monitoring and reporting on the material risks associated with their subject matter areas.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, economic, financial, legal, regulatory and competitive risks. The full Board (or the appropriate committee in the case of risks that are reviewed by a particular committee) receives these reports from those responsible for the relevant risk to enable it to understand the Company’s risk exposures and the steps that management has taken to monitor and control these exposures. When a committee receives the report, the Chairman of the relevant committee typically provides a summary to the full Board at the next Board meeting. This process helps the Board and its committees to coordinate the risk oversight role. The Audit Committee assists the Board in oversight and monitoring of principal risk exposures related to financial statements, legal, regulatory and other matters, as well as related mitigation efforts. The Compensation Committee assesses, at least annually, the risks associated with the Company’s compensation policies.

Compensation of Directors

Members of the Board of Directors who are not employees of the Company receive directors’ fees consisting of $35,000 per year and $1,500 for each Board meeting attended in person. The chairs of the Audit Committee and Compensation Committee each receive additional annual retainer fees of $15,000, and the lead director receives an additional retainer fee of $25,000. Directors who attend meetings of the Audit Committee or Compensation Committee receive an additional $1,500 for each meeting not held on the same day as a Board meeting.

Each non-employee director also receives $500 for participation in each telephonic meeting of the Board of Directors or any committee of less than three hours and $1,000 for participation in meetings of three hours or more. The Company pays non-employee directors $1,500 for each day spent traveling to board and committee meetings, attending subsidiary and division management meetings and conducting plant and facility visits. Mr. Pennington receives similar annual, per meeting and travel fees for his Board service.

Under the Nonemployee Director Equity Incentive Plan, on the date of each Annual Meeting of Stockholders, each non-employee director will be granted a number of (i) options to purchase shares of Class A

Common Stock determined by dividing $200,000 by the closing price of a share of Class A Common Stock on the date of such meeting and (ii) shares of restricted stock determined by dividing $20,000 by the closing price of a share of Class A Common Stock on the date of such meeting. Mr. Pennington will receive similar awards under the 2003 Equity Incentive Plan.

Set forth below is a summary of the compensation paid during fiscal 2013 to the Company’s directors, except Mr. Brown and Mr. Ranelli, whose compensation is reported below under Executive Compensation – Executive Compensation of Executive Officers.

DIRECTOR COMPENSATION TABLE

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards (2)(3)($)	Option Awards (2)(3)($)	Non-Equity Incentive Plan Compen- sation($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings($)	All Other Compen- sation($)	Total($)
John B. Balousek	117,000	20,003	45,466	—	—	—	182,469

David N. Chichester	73,000	20,003	45,466	—	—	—	138,469

Brooks M. Pennington(4)	64,900	20,003	45,466	—	—	119,475	249,844

Alfred A. Piergallini	91,500	20,003	45,466	—	—	—	156,969

M. Beth Springer	62,500	20,003	45,466	—	—	—	127,969

(1)	As of the end of fiscal 2013, Messrs. Balousek, Chichester, Pennington and Piergallini and Ms. Springer held the following options to purchase shares of Class A Common Stock:

	Vested	Unvested
John B. Balousek	42,906	22,070

David N. Chichester	42,906	22,070

Brooks M. Pennington	65,506	22,070

Alfred A. Piergallini	42,906	22,070

M. Beth Springer	7,465	14,392

(2)	This column reflects the aggregate grant date fair value computed in accordance with the FASB Accounting Standards Codification 718 Compensation—Stock Compensation (“ASC 718”). Please refer to Note 14, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10–K filed on December 12, 2013 for the relevant assumptions used to determine the valuation of our stock and option awards.

(3)	In fiscal 2013, the grant date fair values were determined using the closing stock price on the date of grant.

(4)	Brooks M. Pennington III is the Company’s Director of Special Projects and receives compensation as an employee in addition to compensation for his Board service. All other compensation for Mr. Pennington includes salary of $107,692, the Company’s matching contributions under the Company’s 401(k) Plan of $840 and medical and life insurance premium payments of $10,943.

Director Nominations

Due to the limited size of the Board, the Board has determined that it is not necessary at this time to establish a separate nominating committee. As such, the entire Board fulfills the function of nominating additional directors. A majority of the members of the Board have been determined by the Board to be independent under the standards established by NASDAQ. At a minimum, the Chairman of the Board, as well as at least two independent directors, must interview any qualified candidates prior to nomination. Other directors and members of management will also interview each candidate as requested by the Chairman. Once potential candidates have successfully progressed through the interview stage, the independent directors will meet in executive session to consider the screened candidates. All director nominees must be selected, or recommended for the Board’s selection, by a majority of the independent directors.

A majority of the members of the Board must be independent directors as defined in NASDAQ Rule 5605(a)(2). When considering potential director candidates, the Board also considers the candidate’s knowledge, experience, integrity, leadership, reputation and ability to understand the Company’s business. In addition, all director nominees must possess certain core competencies, which may include experience in consumer products, logistics, product design, merchandising, marketing, general operations, strategy, human resources, technology, media or public relations, finance or accounting, or experience as a Chief Executive Officer or Chief Financial Officer. While we do not have a formal diversity policy for Board membership, we look for potential candidates that help ensure that the Board has the benefit of a wide range of attributes.

The Board will consider any director candidate recommended by stockholders, provided that the candidate satisfies the minimum qualifications for directors as described above. Stockholders must submit recommendations to the Company’s Secretary for consideration by the Board no later than 120 days before the annual meeting of stockholders. To date, the Board has not received any recommendations for nominees to be considered at the Annual Meeting from any non-management stockholder or group of stockholders that beneficially own five percent or more of the Company’s voting stock.

When the need arises, the Company engages independent search firms and consultants to identify potential director nominees and assist the Board in identifying a diverse pool of qualified candidates and evaluating and pursuing individual candidates at the direction of the Chairman of the Board.

All of the nominees included on this year’s proxy card are directors standing for re-election.

PROPOSAL TWO RATIFY THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 27, 2014. If stockholders fail to ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the selection. If the selection of Deloitte & Touche LLP is approved, the Audit Committee, in its discretion, may still direct the appointment of a different independent auditing firm at any time and without stockholder approval if the Audit Committee believes that such a change would be in the best interest of the Company and its stockholders.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The following table lists the aggregate fees billed for professional services rendered by Deloitte & Touche LLP for all “Audit Fees,” “Audit-Related Fees,” “Tax Fees,” and “All Other Fees” for the last two fiscal years.

	Fiscal Year Ended
	September 29, 2012	September 28, 2013
Audit fees	$2,900,000	$3,250,000
Audit-related fees	206,294	54,590
Tax fees	9,183	10,313
All other fees	—	—

Audit Fees

The Audit fees for the fiscal years ended on September 29, 2012 and September 28, 2013 were for professional services rendered for the audits of the Company’s consolidated financial statements, issuance of consents and other assistance in connection with regulatory filings with the SEC.

Audit-Related Fees

The audit-related fees for the fiscal year ended on September 29, 2012 were primarily related to the Company’s debt offering. The audit-related fees for the fiscal year ended on September 28, 2013 were related to a statutory audit and an SEC comment letter.

Audit Committee Authorization of Audit and Non-Audit Services

The Audit Committee has the sole authority to authorize all audit and non-audit services to be provided by the independent registered public accounting firm engaged to conduct the annual audit of the Company’s consolidated financial statements. In addition, the Audit Committee has adopted pre-approval policies and procedures which are detailed as to each particular service, the Audit Committee is informed of each service, and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Securities Exchange Act of 1934 to management. The Audit Committee pre-approved fees for all audit and non-audit related services provided by the independent registered public accounting firm in fiscal years 2012 and 2013.

AUDIT COMMITTEE REPORT ON AUDITED FINANCIAL STATEMENTS

Notwithstanding anything to the contrary in any of the Company’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the Securities and Exchange Commission, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee of the Board consists of the directors whose signatures appear below. Each member of the Audit Committee is “independent” as defined in the NASDAQ Rules and Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee’s general function is to oversee the Company’s accounting and financial reporting and internal control processes and the audits of the Company’s financial statements, including monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. Its specific responsibilities are set forth in its charter. The charter is available on the Company’s website at www.central.com.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements for fiscal year ended September 28, 2013 and met with management, as well as with representatives of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, to discuss the financial statements. The Audit Committee also discussed with representatives of Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communications With Audit Committees, as amended by (AICPA Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

In addition, the Audit Committee discussed with representatives of Deloitte & Touche LLP their independence from management and the Company and received the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.

Based on these discussions, the financial statement review and other matters it deemed relevant, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended on September 28, 2013.

December 9, 2013	Audit Committee

ALFRED A. PIERGALLINI, Chairman
JOHN B. BALOUSEK
DAVID N. CHICHESTER

PROPOSAL THREE ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

Public companies are generally required to include in their proxy solicitations, no less frequently than once every three years, a non-binding resolution subject to stockholder vote to approve the compensation of named executive officers (an “Advisory Vote on Compensation”). As described more fully in the “Executive Compensation” section of this Proxy Statement, including the “Compensation Discussion and Analysis” and the related tables and narrative, the Compensation Committee designs the Company’s executive compensation program to reward, retain and, in the case of new hires, attract executives to support the Company’s business strategy, achieve its short and long-term goals. At the core of the Company’s executive compensation program is the Company’s pay-for-performance philosophy that links competitive levels of compensation to achievements of the Company’s overall strategy and business goals, as well as predetermined objectives for equity awards. The Company believes its compensation program is strongly aligned with the interests of the Company’s stockholders.

The Company urges stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement and the tables and narrative for the details on the Company’s executive compensation, including the fiscal 2013 compensation of the named executive officers. Highlights of the Company’s executive compensation programs include the following:

•	A significant portion (ranging from approximately 33% to 55% in fiscal 2013) of the Company’s executives’ total potential compensation is considered to be “at risk.”

•

The executive officers receive long-term equity awards subject to long-term, time-based vesting requirements. These long-term incentive awards constituted up to 34% of the named executives’ total potential compensation in fiscal 2013. The Compensation Committee believes these awards ensure that a significant portion of the executives’ compensation is tied to both short-term financial performance and long-term stock price performance.

•	The Compensation Committee has granted stock options with exercise prices significantly above the grant date share price for its current and former Chief Executive Officers.

The Compensation Committee believes the compensation program for the named executive officers has been instrumental in helping recruit seasoned executives such as the Company’s new Chief Executive Officer, retaining the Company’s senior executives and aligning their interests with the interests of the Company’s stockholders.

The Compensation Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align the Company’s compensation policies with the Company’s performance. The Compensation Committee has, over the last three years, among other things, taken the following actions:

•

Continued to emphasize long-term equity compensation and bonus in order to maintain a performance-based culture and align the interests of the executive officers with those of the Company’s stockholders.

•	Significantly reduced or eliminated annual bonuses for most executive officers due to declining financial performance; and

•

Granted premium priced, performance based options to Mr. Ranelli in fiscal 2013, with exercise prices 40% to 68% higher than the grant date closing price to further align his interest with the Company’s stockholders and reward him only if the Company’s stock price increases significantly.

The Compensation Committee will continue to analyze the Company’s executive compensation policies and practices and adjust them as appropriate to reflect the Company’s performance and competitive needs.

Based on the above, the Board of Directors requests that stockholders indicate their support for the Company’s executive compensation philosophy and practices, by voting in favor of the following resolution:

RESOLVED, that the compensation of the Company’s executive officers as described in this Proxy Statement, including the “Compensation Discussion and Analysis,” the compensation tables and the other narrative compensation disclosures is hereby approved.

The opportunity to vote on Proposal Three is required pursuant to Section 14A of the Exchange Act of 1934. As an advisory vote, the vote on Proposal Three is not binding upon the Company. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, and the Board value the opinions expressed by stockholders, and will consider the outcome of the vote when making future compensation decisions for the Company’s named executive officers.

Recommendation of the Board

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THIS PROPOSAL.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

Effective February 11, 2013, Mr. Brown stepped down as the Company’s Chief Executive Officer, and Mr. Ranelli was appointed as President and Chief Executive Officer. The Committee’s compensation actions for the named executive officers included:

•

Salary—In connection with Mr. Ranelli’s appointment to Chief Executive Officer in February 2013, the Committee established a salary of $673,000 for him consistent with the salaries paid to the Company’s former Chief Executive Officer and to the CEO of the Central Operating Companies, both of which had been reviewed and benchmarked against peer group companies by the Committee’s compensation consultant. The Committee also reduced Mr. Brown’s salary from $675,000 to $390,000 due to his relinquishment of the role of CEO and the reduction in his responsibilities. The Committee approved increases in base salary of approximately 4.7% to 5.1% for Messrs. LaMonte and Yuhas and Ms. Varlas, reflecting both individual performance and external market conditions.

•

Bonus—No fiscal 2013 bonus for Mr. Brown reflecting the financial performance in fiscal 2013; fiscal 2013 bonuses paid to Messrs. Reed and Yuhas reflecting Mr. Reed’s efforts in improving the performance of the Pet segment and Mr. Yuhas’ efforts in managing the Company’s legal and regulatory affairs.

•

Equity awards—The Committee continued the significant changes made in 2012 in its approach to stock options to align its approach to compensation with the Company’s new organizational structure and to better motivate its management team, including:

•	No equity awards in fiscal 2013 to Messrs. Brown and Halas;

•	Options granted to other named executive officers in 2013 contained time vesting requirements but not performance targets; and

•

Premium priced, performance based options granted to Mr. Ranelli in fiscal 2013, with exercise prices 40% to 68% higher than the grant date closing prices, to further align his interest with the Company’s stockholders and reward him only if the Company’s stock price increases significantly.

•

Alignment with Stockholders. A significant portion (ranging from approximately 33% to 55% in fiscal 2013) of the executive officers’ total potential compensation is paid in the form of bonuses or long-term equity awards rather than base salary in order to tie the executive compensation to both short-term financial performance and long-term stock price performance.

The Committee discharges many of the Board’s responsibilities related to executive compensation and continuously strives to align the Company’s compensation policies with the Company’s performance. The Committee will continue to analyze the Company’s executive compensation policies and practices and adjust them as appropriate to reflect the Company’s performance and competitive needs.

Impact of Say-On-Pay Vote on Compensation Decisions

At the Annual Meeting of Stockholders in February 2011, 83% of the shares eligible to vote at the meeting voted to approve the compensation paid to our named executives, and 64% of the shares eligible to vote voted in favor of holding a say-on-pay-vote every three years. As a result, the Board determined to hold a vote every three years. Upon receiving the results of the latest say-on-pay-vote vote, the Committee considered the views of our stockholders in connection with our executive compensation program, in particular, the 83% approval vote at the February 2011 annual meeting, and determined to continue to approach compensation decisions in substantially the same way as in recent years.

Compensation Objectives

The objectives of the Company’s compensation program are to recruit and retain high-caliber executives, and to incentivize those executives to achieve the best possible financial results for the Company and its stockholders. The Company uses three primary tools to compensate executive officers: base salary, annual bonus and long-term equity compensation. Together they combine to provide an executive’s total compensation package. The Company views base salary as a primary indicator of the market value needed to attract and retain executives with the skills and expertise to perform the duties and discharge the responsibilities of their positions. Annual bonus is principally seen as a means of rewarding job performance and enhancing base salary to meet current market value, and the Company utilizes restricted stock and stock options as a means of linking executives’ long-term benefits to performance and as retention devices.

The Company’s compensation program rewards executive officers for progress against corporate operating goals and for their individual contributions. A substantial portion of each executive’s total compensation opportunity is weighted toward incentive compensation. When the Company does not achieve satisfactory financial results and/or its stock price does not appreciate, the compensation that can be realized by the Company’s executives may be substantially reduced. When the Company exceeds financial expectations and/or its stock price appreciates, the compensation that can be realized by the Company’s executives may be increased. The Committee believes that this is the most effective means of aligning executive incentives with stockholders’ interests.

Process

As described below, the Committee periodically uses surveys and reports prepared internally and by compensation consulting firms to understand the compensation levels and pay structure at peer group companies. The Company’s compensation is generally evaluated against the broad range of compensation paid by the peer group; however, the Committee also uses its judgment to determine specific pay levels necessary to attract, retain, focus and motivate executive talent. In exercising this judgment, the Committee looks beyond the market data to include individual job performance and compensation history, future potential, internal comparisons, retention risk for individual executives, and, in the case of new hires, compensation at former employers.

With respect to the compensation of John R. Ranelli, the Company’s Chief Executive Officer since February 2013, the Committee did not retain an external compensation consultant as part of its process of determining his initial salary, bonus potential, actual bonus and equity compensation in fiscal 2013. Instead, the Committee determined Mr. Ranelli’s compensation by the compensation paid to the Company’s former Chief Executive Officer and to the CEO of the Central Operating Companies, both of which had been reviewed and benchmarked against peer group companies by the Committee’s compensation consultant. With respect to the compensation of William E. Brown, the Company’s Chairman and Chief Executive Officer until February 2013, the Committee retained an external compensation consultant as part of its process of determining his salary subsequent to his stepping down as Chief Executive Officer while remaining as Chairman and an active employee of the Company. With respect to the Company’s other executive officers, the Committee receives, evaluates and considers the recommendations of the Chairman and the Chief Executive Officer and may consult with the Company’s Human Resources managers as part of its process of determining compensation. From time to time, the Chairman and/or the Chief Executive Officer may attend portions of meetings of the Committee, although they do not vote with the Committee. Other executive officers generally have no role in making decisions regarding compensation of the Company’s executive officers.

The Committee determines base salary and target bonus as of each officer’s hire date, and it generally reconsiders both elements on an annual basis. The Committee generally determines officers’ annual bonuses and whether performance targets have been met for equity performance-based awards after the Company’s financial results for the prior fiscal year are announced. The Committee generally grants each officer stock options and/or shares of restricted stock upon his or her hire date and considers granting additional awards on an annual basis. The Committee generally grants bonuses or equity compensation to existing officers on a standard schedule.

Compensation Consultants and Benchmarking

The Committee has the authority to retain the services of compensation consultants and other advisors, as it deems necessary or appropriate, in connection with the administration of the Company’s compensation and employee benefit plans, policies and programs. The Committee has periodically retained the services of a compensation consulting firm to assist the Committee in formulating its recommendations regarding executive compensation. During fiscal 2013, the Committee engaged Pay Governance to help it evaluate the appropriate base salary for Mr. Brown in his role as executive chairman.

The Company did not conduct any surveys of peer company compensation for benchmarking purposes during fiscal 2013.

Allocation and Amount

The Company compensates its executives through a combination of annual cash compensation (comprised of base salary and annual bonus) and long-term equity incentive compensation (comprised of stock options and, in some cases, restricted stock grants). The Committee views base salary and the annual bonus targets as an essential part of attracting, retaining and motivating executive officers. The Committee also believes that equity incentive compensation is an essential factor in recruiting and retaining top executives and in driving performance.

The use and relative weights of base salary, annual bonus and long-term equity compensation are based on a subjective determination by the Committee of the effectiveness of each executive in all areas of management, including achievement of the Company’s strategic objectives, leadership, operating skills and other attributes. Generally, the Committee views the various elements of compensation as part of one overall package but believes that a majority of the total compensation package should be weighted toward the performance of the Company and stock price appreciation in order to align the interest of management and stockholders. In fiscal 2013, base salary, benefits and perquisites ranged from approximately 45% to 67% of each executive’s potential compensation, reflecting the importance of performance-based bonuses and stock price appreciation.

When evaluating corporate performance, the Committee generally considers financial metrics such as revenue and earnings before interest and taxes, or EBIT. When evaluating individual performance, the Committee considers the individual’s overall leadership and management skills, success in attracting, retaining and developing qualified subordinates, success in achieving corporate and strategic objectives, ability to work with peers and supervisors in an effective and collegial manner, and other criteria.

As appropriate, the Committee uses tally sheets setting forth various components of compensation of the named executive officers, including dollar amounts for salary, annual bonus and perquisites and the value of unexercised stock options and restricted stock awards, to assist it in balancing the elements.

When making compensation decisions, the Committee also considers the issue of internal pay equity between the compensation of other Company executive officers and the compensation of the Chief Executive Officer. The Committee also considers issues relating to the corporate tax and accounting treatment of various forms of compensation and the impact of compensation decisions on stockholder dilution.

The Committee continues to subscribe to the philosophy that the overall performance of the Company and its stock price should be the primary areas of consideration when rewarding the Company’s top executives. However, the Committee also seeks to ensure that the Company’s executive officers are paid competitively with the market so that they remain motivated to stay with the Company.

Salary

The Committee reviews the base salary of the executive officers each year. In some instances, the Committee has adjusted base salaries of individual named executive officers for retention reasons or to maintain internal pay equity and salary integrity among the senior executives. The Committee approved salary increases of

$20,000 for each of Messrs. LaMonte and Yuhas and Ms. Varlas in fiscal 2013. Mr. Brown’s salary was reduced in connection with his stepping down as Chief Executive Officer. Mr. Ranelli’s salary was set at a level consistent with that paid to Mr. Brown as Chief Executive Officer and Mr. Halas as Chief Executive Officer of the Central Operating Companies and at a level required to recruit him to join the Company.

Annual Bonus

The Committee determines the bonus awarded to each named executive officer after the end of each fiscal year primarily by considering the financial results of the Company for the given year and the officer’s individual performance and contribution to the Company. The bonus may be paid in cash or equity. The Committee generally sets potential target bonuses for each named executive officer at the beginning of each fiscal year as a percentage of his or her base salary. The target bonus percentages are generally set at a level which the Committee believes will assure that the executive’s total compensation opportunity is attractive enough to motivate superior performance and that the executive is focused on key objectives, as well as being competitive with amounts paid for similar performance in comparable executive positions by the Company’s peer companies.

The Committee does not use a pre-determined formula to calculate any executive officer’s actual bonus compensation, or assign weights to particular financial metrics or individual performance factors, and retains the full discretion to determine annual bonuses up to and beyond the amount of such officer’s bonus potential for the year. When determining the amount of cash bonuses, the Committee generally considers various factors, including the Company’s revenue, EBIT and working capital levels, but may consider additional factors in any given year. The Committee also considers individual performance, including an executive’s overall leadership and his or her contribution to the achievement of annual and long-term financial and strategic goals, such as customer relationships, talent development, teamwork among business units, identification and pursuit of strategic initiatives, cost control efforts and innovation and new product development, among others.

Fiscal 2012 Bonuses. Beginning in early 2013, the Committee met to determine bonuses based on the Company’s performance in fiscal 2012. The following table sets forth the target bonus and actual bonus paid to the following named executive officers for fiscal 2012:

	% of Fiscal 2012 Base Salary		Bonus For Fiscal 2012
Executive Officer	Target	Actual
William E. Brown	75%	0%	$0
Lori A. Varlas	50%	26%	$105,000
Gus D. Halas	75%	0%	$0
Steven R. LaMonte	50%	28%	$45,000	(1)
Frank P. Palantoni	50%	0%	$0

(1)	Pro-rated for partial year of employment. Actual represents percentage of fiscal 2012 salary.

In determining whether to award bonuses to the named executive officers for fiscal 2012, the Committee considered the Company’s disappointing financial performance in fiscal 2012, as measured by EBIT and earnings per share, among other factors, as well as progress made during fiscal 2012 in implementing the Company’s transformational change initiative. The Committee also considered individual performance. The Committee considered each of these measures against the comparable prior year performance and the Company’s plan for fiscal 2012, as opposed to particular pre-determined targets or similar metrics within the Company’s industries. Because of the disappointing financial performance in fiscal 2012, the Committee did not award a bonus to Mr. Brown. Because of the disappointing financial performance in fiscal 2012 and the transition of Mr. Halas and Mr. Palantoni to consulting positions in 2013, the Committee did not award bonuses to either Mr. Halas or Mr. Palantoni. Bonuses were awarded to Mr. LaMonte and Ms. Varlas for their individual efforts during fiscal 2012, including their work in implementing the Company’s transformational change initiative.

Fiscal 2013 Bonuses. With the exception of bonus decisions for Messrs. Brown, Reed and Yuhas, the Committee has not yet determined the amount of bonuses, if any, to be paid to the remaining named executive officers with respect to fiscal 2013. The following table sets forth the target bonus percentages for each of the named executive officers with respect to fiscal 2013:

Executive Officer	% of Fiscal 2013 Base Salary		Bonus For Fiscal 2013
	Target	Actual
John R. Ranelli	75%	(1)		(1)
William E. Brown	75%	0%	$0
Lori A. Varlas	50%	(1)		(1)
Steven R. LaMonte	50%	(1)		(1)
Michael Reed	50%	50%	$212,500
George Yuhas	50%	40%	$165,000

Former Executive Officer
Gus D. Halas	75%	—	—

(1)	To be determined.

In determining whether to award bonuses to Messrs. Reed and Yuhas for fiscal 2013, the Committee considered the Company’s financial performance in fiscal 2013, their individual performance, and progress made during fiscal 2013 in implementing the Company’s strategic initiatives. Bonuses were awarded to Messrs. Reed and Yuhas for their individual efforts during fiscal 2013, including Mr. Reed’s efforts in improving the performance of the Pet segment and Mr. Yuhas’ efforts in managing the Company’s legal and regulatory affairs. The fiscal 2013 bonuses determined to date were paid in a combination of cash and stock. In light of the fiscal 2013 results, Mr. Brown declined to be considered for a bonus in fiscal 2013, and the Committee concurred.

The Company will report the remaining fiscal 2013 bonus determinations, if any, in a Form 8-K once decisions are made in early 2014.

The Company does not have a policy regarding the recovery or adjustment of awards based on Company performance if a material financial measure considered by the Committee in any particular year is subsequently restated.

Stock Options

The Committee determines the size of executive officers’ initial hire option grants with primary consideration towards making the offer of employment market competitive while consistent with awards granted to other executives. The size of annual option grants to officers is determined after giving consideration to the officer’s performance over the fiscal year, awards previously granted to the officer, such officer’s accumulated vested and unvested awards, the current value and potential value over time using stock appreciation assumptions for vested and unvested awards, the vesting schedule of the officer’s outstanding awards, comparison of individual awards among executives and in relation to other compensation elements, stockholder dilution and total compensation expense.

From fiscal 2008 to fiscal 2011, the Committee granted stock options that included performance targets and time-based vesting. In fiscal 2012, the Committee determined that moving to only time-based options would be more consistent with industry practice, more understandable by employees and less complicated to administer. As a result, the Committee granted time-based stock options to the executive officers during fiscal 2013 with an exercise price equal to the closing share price on the date of the grant, except for certain premium priced options awarded to Mr. Ranelli. The options granted in fiscal 2013 vest in four annual installments commencing one year from the date of grant.

In February 2013, the Committee granted Mr. Ranelli a combination of market priced and premium priced stock options to purchase 625,022 shares of Class A stock. The grant included options to purchase 209,205 shares at $12.50 per share and 209,205 shares at $15.00 per share, representing exercise prices 40% to 68% higher than the grant date closing prices to further align his interest with the Company’s stockholders and reward him only if the Company’s stock price increases significantly.

The performance-based stock options granted from fiscal 2008 to fiscal 2011 vest in five equal annual installments commencing one year from the date of grant. Twenty percent of each award vests subject to the satisfaction of certain annual or cumulative performance targets for each of the five fiscal years starting with the year of grants. The performance targets are (i) earnings before interest and taxes adjusted for acquisitions and divestitures, non-recurring income or expense and other adjustments determined by the Committee (the “Adjusted EBIT”) and (ii) net controllable assets, which is intended to award employees for reductions in average working capital (the “Net Controllable Assets”).

If at the end of a fiscal year, any of the following was achieved, 20% of the shares relating to the Company target shall vest and become exercisable on the anniversary of the grant date following such fiscal year: (i) Adjusted EBIT is greater than the target floor and Net Controllable Assets is less than the target ceiling; or (ii) Adjusted EBIT is greater than the target floor by an amount which exceeds twenty percent (20%) of the amount by which Net Controllable Assets are above the target ceiling; or (iii) Adjusted EBIT is below the target floor by an amount that is less than twenty percent (20%) of the amount by which Net Controllable Assets are below the target ceiling. If the targets in a particular year are not met, the employee can still vest in the options in subsequent years if the Company’s cumulative performance exceeds the cumulative targets. The Committee has the sole and absolute discretion to determine whether and the extent to which performance goals have been achieved.

Because each option award includes performance targets for five future years, it is necessary for the Committee to review the actual EBIT and Net Controllable Assets for each completed fiscal year to exclude positive and negative items that were unanticipated when the targets were established and for items that are not reflective of on-going business operations. Some of these adjustments may be one-time events and others may impact the performance targets for the remaining performance periods. The adjustments apply to all outstanding performance options, including those held by the named executive officers.

Set forth below are the annual and cumulative performance targets for fiscal 2013 with respect to the options granted in fiscal 2009, 2010 and 2011 (in millions of dollars).

	Fiscal 2013 Targets
	Annual	Cumulative
Fiscal 2009 Awards
Adjusted EBIT	$175.0	$736.0
Net Controllable Assets	$725.0	$3,450.0
Fiscal 2010 Awards
Adjusted EBIT	$159.0	$573.0
Net Controllable Assets	$640.0	$2,435.0
Fiscal 2011 Awards
Adjusted EBIT	$159.0	$445.0
Net Controllable Assets	$640.0	$1,860.0

Based on the Company’s fiscal 2013 financial results, the Committee determined that none of the fiscal 2013 performance targets were satisfied.

Based on the percentage of the Company performance targets that have been satisfied to date, the Company currently estimates that the performance-based component of the options granted in fiscal 2010 and 2011 are unlikely to be satisfied. Executives must generally be employed by the Company at the time of vesting to exercise the options.

The Company does not have a program or practice of timing option grants in connection with the release of material non-public information.

Restricted Stock

The Company has historically utilized stock options as the principal means of providing its executive officers with long-term equity incentive compensation. However, the Company has also granted restricted stock to executive officers upon the commencement of employment. Generally, restricted stock vests, and the restrictions on transfer lapse, in accordance with a schedule determined by the Committee. The Committee has the authority to accelerate the time at which restrictions lapse, and/or remove restrictions, on previously granted restricted stock. In fiscal 2013, the Committee granted 50,000 shares of restricted stock to Mr. Ranelli in connection with his appointment as Chief Executive Officer. The shares of restricted stock granted to Mr. Ranelli vest one-third per year at end of years three, four and five from the date of grant.

Stock Ownership Requirements

The Company does not have any stock ownership requirements or any policy limiting an executive’s ability to hedge the risks of stock ownership.

Post-Employment Arrangements

Under the terms of the Company’s employment agreements and non-compete and post-employment consulting agreements, the named executive officers, other than Mr. Brown, are entitled to payments and benefits upon the occurrence of specified events, including termination of employment. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of fiscal year-end, are described below in detail in the section titled “Potential Payments Upon Termination” on page 31. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the named executive officers upon a change-in-control of the Company.

The terms of these arrangements were set through the course of arms-length negotiations with each of the named executive officers. As part of these negotiations, the Committee analyzed the terms of the same or similar arrangements for comparable executives employed by some companies in our peer group. This approach was used in setting the amounts payable and the triggering events under the arrangements. These provisions were intended to provide the individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities to join or remain with the Company. The Committee considers the aggregate potential obligations of the Company in the context of the desirability of hiring the individual and the expected compensation upon joining the Company.

The non-compete and post-termination consulting agreements are intended to protect, to the maximum extent permitted by law, the Company’s confidential information, and payments thereunder are conditioned upon the executive not going to work for one of our principal competitors within a specified period of time following separation from the Company.

Benefits and Perquisites

The Company provides a 401(k) retirement plan and partial matching contributions but does not provide supplemental employee retirement plans or pensions. The Company also provides its executives with benefits such as medical, dental, life and disability insurance and other benefits that are generally available to full time employees and, in some instances, a monthly housing relocation allowance and tax gross-up payments on such allowances. The Company pays for a leased automobile or car allowance for the named executive officers, except for Mr. Brown.

Accounting and Tax Treatment

In determining executive compensation, the Committee considers, among other factors, the possible tax consequences to the Company and to the executives. However, the Committee believes that it is important to retain flexibility in designing compensation programs that meet the Company’s stated objectives. For this reason, the Committee will not necessarily limit compensation to those levels or types of compensation that will be tax deductible. The Committee does of course consider alternative forms of compensation, consistent with the Company’s compensation goals, that preserve deductibility.

Section 162(m) of the Internal Revenue Code generally does not allow a tax deduction to public companies for compensation over $1,000,000 paid to the Chief Executive Officer or any of the four other most highly compensated executive officers unless the compensation is paid based solely on the attainment of one or more pre-established objective performance goals and certain other requirements are met. To date, the Company’s non-equity compensation plans have generally not been designed to permit the Company to grant awards that qualify for deductibility under Section 162(m).

Compensation Committee Report

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended September 28, 2013. This report is provided by the following independent directors, who comprise the Compensation Committee:

December 27, 2013

JOHN B. BALOUSEK, Chairman

ALFRED A. PIERGALLINI

Compensation of Executive Officers

Set forth below is the compensation paid to the Company’s Chief Executive Officer and Chief Financial Officer and certain other executive officers during our three fiscal years ended on September 28, 2013.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards (1)($)		Option Awards (2)($)	All Other Compensation (3)($)	Total ($)
John R. Ranelli President and Chief Executive Officer	2013	414,154	(4)		(5)	445,000		987,501	325,428	2,172,083

William E. Brown Chairman and former Chief Executive Officer	2013	490,000	(6)	—		—		—	10,813	500,813
	2012	675,000		—		—		—	13,870	688,870
	2011	650,000		—		—		999,628	13,578	1,663,206

Lori A. Varlas Senior Vice President and Chief Financial Officer	2013	414,616	(7)		(5)	—		87,500	26,279	528,395
	2012	409,231		105,000		—		123,750	26,567	664,548
	2011	296,692		100,000		378,000		136,500	21,917	933,109

Steven LaMonte Executive Vice President and President – Garden	2013 2012	436,915 163,462	(8)	45,000	(5)	— 374,000		122,500 210,400	258,587 113,070	818,002 905,932

Michael Reed Executive Vice President	2013	425,000		147,500		65,000	(9)	87,500	21,190	746,190
	2012	441,346		60,000		—		137,500	21,239	660,085
	2011	425,000		106,000		—		191,100	21,428	743,528

George A. Yuhas General Counsel	2013	404,615		100,000		65,000	(9)	87,500	25,731	682,846

Former Executive Officer
Gus D. Halas Former President and Chief Executive Officer Central Operating Companies	2013 2012 2011	525,458 691,808 265,000	(10)	— — 400,000		— 163,625 509,355		— 1,007,000 999,628	569,658 305,846 1,144,746	1,095,116 2,168,279 3,318,729

(1)	This column represents the grant date fair value in accordance with ASC 718. These amounts do not represent the actual value that may be realized by the named executive officers.

(2)	This column represents the grant date fair value in accordance with ASC 718. Please refer to Note 14, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10–K filed on December 12, 2013 for the relevant assumptions used to determine the compensation cost of our stock option awards. These amounts do not represent the actual value, if any, that may be realized by the named executive officers.

(3)	The components of the “All Other Compensation” column for fiscal 2013 are detailed in the following table:

Description	Ranelli	Brown	Varlas	LaMonte	Reed	Yuhas	Halas
Company matching contribution to 401(k) plan	$3,624	$2,500	$3,050	$2,711	$3,050	$2,502	$3,050
Medical and life insurance premiums	3,590	8,313	11,229	11,229	7,340	11,229	13,350
Car allowance or lease	8,000	—	12,000	12,000	10,800	12,000	8,000
Consulting payments	—	—	—	—	—	—	383,524
Director compensation(11)	51,500	—	—	—	—	—	—
Relocation expenses	65,567	—	—	133,888	—	—	—
Housing allowance	73,500	—	—	—	—	—	84,000
Tax gross-up payments	119,647	—	—	98,759	—	—	77,734

Total	$325,428	$10,813	$26,279	$258,587	$21,190	$25,731	$569,658

(4)	Mr. Ranelli was appointed Chief Executive Officer in February 2013.

(5)	Bonuses for fiscal 2013 have not yet been fully determined.

(6)	Mr. Brown served as Chief Executive Officer until February 2013. His base salary was reduced from $675,000 per year to $390,000 per year to reflect the reduction in his responsibilities subsequent to stepping down as Chief Executive Officer.

(7)	Ms. Varlas was appointed Senior Vice President and Chief Financial Officer in December 2010.

(8)	Mr. LaMonte was appointed Executive Vice President and President – Garden Products in May 2012.

(9)	Reflects discretionary bonus for fiscal 2013 settled in fully vested shares of Class A common stock.

(10)	Mr. Halas served as President and Chief Executive Officer of the Central Operating Companies until May 2013.

(11)	Reflects director fees paid prior to Mr. Ranelli’s appointment as Chief Executive Officer.

Employment Agreement – John R. Ranelli

On January 9, 2013, the Company entered into an employment agreement with John R. Ranelli. This employment agreement provides that Mr. Ranelli will receive an annual salary of $673,000. He is also eligible for an annual bonus targeted at 75% of his base compensation, subject to his and the Company’s performance. During the initial year of his employment, at a minimum, he will be entitled to a prorated portion of the target bonus amount measured by the portion of the fiscal year during which he is employed by the Company so long as he remains employed by the Company through that time. The Company may terminate Mr. Ranelli’s agreement at any time without cause upon 24 months’ written notice. If the Company terminates Mr. Ranelli without cause, he will continue to receive his base salary and health insurance benefits for nine months, subject to the execution of a general release of claims. At its option, the Company may pay Mr. Ranelli 24 months additional salary and benefits in lieu of giving 24 months notice.

Employment Agreement – Lori A. Varlas

On November 5, 2010, the Company entered into an Employment Letter Agreement with Lori A. Varlas. This employment agreement provides that Ms. Varlas will receive an annual minimum salary of $380,000, which has been increased to $420,000. She is also eligible for an annual bonus, targeted at 50% of base compensation, subject to her and the Company’s performance. The agreement has an indeterminate term, unless terminated for her dismissal with cause, death or disability. If the Company terminates Ms. Varlas without cause, she will continue to receive her base salary for nine months, subject to Ms. Varlas’ execution of a general release of claims.

Employment Agreement – Steven R. LaMonte

On April 2, 2012, the Company entered into an Employment Agreement with Steven R. LaMonte. This employment agreement provides that Mr. LaMonte will receive an annual minimum salary of $425,000, which has been increased to $445,000. He is also eligible for an annual bonus, targeted at 50% of base compensation, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. LaMonte’s employment at any time without cause upon 30 days written notice. If the Company terminates Mr. LaMonte without cause, he will continue to receive his base salary and health insurance benefits for nine months and COBRA health insurance benefits for an additional nine months, subject to Mr. LaMonte’s execution of a general release of claims. At its option, the Company may pay Mr. LaMonte 30 days additional salary and benefits in lieu of giving 30 days notice.

Employment Agreement – George Yuhas

On March 1, 2011, the Company entered into an Employment Agreement with George A. Yuhas. This employment agreement provides that Mr. Yuhas will receive an annual minimum salary of $380,000, which has been increased to $410,000. He is also eligible for an annual bonus, targeted at 50% of base compensation, subject to his and the Company’s performance. The agreement has an indeterminate term, unless terminated for his dismissal with cause, death or disability. The Company may terminate Mr. Yuhas’ agreement at any time without cause upon 24 months’ written notice. If the Company terminates Mr. Yuhas without cause, he will continue to receive his base salary and health insurance benefits for nine months, subject to the execution of a general release of claims. At its option, the Company may pay Mr. Yuhas 24 months additional salary and benefits in lieu of giving 24 months notice.

GRANTS OF PLAN-BASED AWARDS

The following table shows all plan-based awards granted to the named executive officers during fiscal 2013, which ended on September 28, 2013. The option awards identified in the table below are also reported in the Outstanding Equity Awards at Fiscal Year End table.

Name	Grant Date(1)		Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards(3)($)
			Threshold (# shares)	Target (# shares)	Maximum (# shares)
John R. Ranelli	2/11/2013	(4)(5)	—	206,612	—	—	8.93	495,869
	2/11/2013	(4)(5)	—	209,205	—	—	12.50	290,795
	2/11/2013	(4)(5)	—	209,205	—	—	15.00	200,837
	2/24/2013	(4)(6)	—	—	—	50,000	—	445,000
William E. Brown	—		—	—	—	—	—	—
Lori A. Varlas	8/12/2013	(4)(7)	—	50,000	—	—	6.43	87,500
Steven LaMonte	8/12/2013	(4)(7)	—	70,000	—	—	6.43	122,500
Michael Reed	8/12/2013	(4)(7)	—	50,000	—	—	6.43	87,500
George A. Yuhas	8/12/2013	(4)(7)	—	50,000	—	—	6.43	87,500

Former Executive Officer
Gus D. Halas	—		—	—	—	—	—	—

(1)	Executives must generally be employed by the Company at the time of vesting to exercise the options. Under the terms of the Company’s 2003 Omnibus Equity Incentive Plan, the Compensation Committee retains discretion, subject to plan limits, to modify the terms of outstanding options.

(2)	All options were granted at the closing market price on the date of grant, except for the premium priced options granted to Mr. Ranelli.

(3)	The value of a stock award or option award is based on the fair value as of the grant date of such award determined pursuant to ASC 718. Please refer to Note 14, “Stock-Based Compensation”, in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10–K filed on December 12, 2013 for the relevant assumptions used to determine the valuation of our stock and option awards.

(4)	Class A Common Stock.

(5)	The options vest in increments of 25% upon each of February 11, 2014, 2015, 2016 and 2017 and expire on February 11, 2019.

(6)	The restricted stock vests in increments of 33-1/3% upon each of February 24, 2016, 2017 and 2018.

(7)	The options vest in increments of 25% upon each of March 31, 2014, 2015, 2016 and 2017 and expire on March 31, 2019.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table shows all outstanding equity awards held by the named executive officers at the end of fiscal 2013, which ended on September 28, 2013.

	Option Awards								Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable		Number of Shares Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options		Option Exercise Price (1)($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (2)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
John R. Ranelli	19,030	(3)	—		—		10.51	10/21/13	—		—	—		—
	21,165	(3)	—		—		9.45	8/14/14	—		—	—		—
	14,276	(3)	7,138	(3)(4)	—		9.34	8/13/15	—		—	—		—
	—		206,612	(3)(5)	—		8.93	2/11/19	—		—	—		—
	—		209,205	(3)(5)	—		12.50	2/11/19	—		—	—		—
	—		209,205	(3)(5)	—		15.00	2/11/19	—		—	—		—
	—		—		—		—	—	50,000	(3)(6)	337,500	—		—
William E. Brown	14,000	(7)	—		—		12.92	12/9/13	—		—	—		—
	28,000	(3)	—		—		12.83	12/9/13	—		—	—		—
	14,000	(7)	—		—		15.22	12/14/13	—		—	—		—
	28,000	(3)	—		—		15.11	12/14/13	—		—	—		—
	250,000	(7)	—		—		10.00	6/18/14	—		—	—		—
	250,000	(7)	—		—		12.50	6/18/14	—		—	—		—
	250,000	(7)	—		—		15.00	6/18/14	—		—	—		—
	250,000	(3)	—		—		10.00	6/18/14	—		—	—		—
	250,000	(3)	—		—		12.50	6/18/14	—		—	—		—
	250,000	(3)	—		—		15.00	6/18/14	—		—	—		—
	190,000	(7)	40,000	(8)	20,000	(8)	10.00	4/14/15	—		—	—		—
	190,000	(7)	40,000	(8)	20,000	(8)	12.50	4/14/15	—		—	—		—
	190,000	(7)	40,000	(8)	20,000	(8)	15.00	4/14/15	—		—	—		—
	190,000	(3)	40,000	(8)	20,000	(8)	10.00	4/14/15	—		—	—		—
	190,000	(3)	40,000	(8)	20,000	(8)	12.50	4/14/15	—		—	—		—
	190,000	(3)	40,000	(8)	20,000	(8)	15.00	4/14/15	—		—	—		—
	93,600	(3)	57,600	(9)	28,800	(9)	8.99	6/4/16	—		—	—		—
	114,243	(7)	171,365	(10)	71,402	(10)	12.50	4/14/17	—		—	—		—
	114,243	(7)	171,365	(10)	71,402	(10)	15.00	4/14/17	—		—	—		—
	—		—		—		—	—	—		—	50,000	(3)(11)	337,500
Lori A. Varlas	16,000	(3)	24,000	(10)	10,000		9.26	4/13/17	—		—	—		—
	11,250	(3)	33,750	(12)	—		9.54	3/26/18	—		—	—		—
	—		50,000	(13)	—		6.43	3/31/19	—		—	—		—
	—		—		—		—	—	40,000	(3)(14)	270,000	—		—
Steven R. LaMonte	20,000	(3)	60,000	(12)	—		9.54	3/26/18	—		—	—		—
	—		70,000	(3)(13)	—		6.43	3/31/19	—		—	—		—
	—		—		—		—	—	40,000	(3)(15)	270,000	—		—
Michael Reed	7,000	(7)	—		—		15.22	12/14/13	—		—	—		—
	14,000	(3)	—		—		15.11	12/14/13	—		—	—		—
	24,000	(3)	6,000	(16)	—		13.83	5/23/15	—		—	—		—
	40,000	(3)	—		—		4.60	3/4/14	—		—	—		—
	57,000	(3)	—		18,000	(8)	8.00	4/14/15	—		—	—		—
	46,800	(3)	—		43,200	(9)	8.99	6/4/16	—		—	—		—
	22,400	(3)	—		47,600	(3)(10)	9.26	4/13/17	—		—	—		—
	12,500	(3)	37,500	(13)	—		9.54	3/26/18	—		—	—		—
	—		50,000	(3)(13)	—		6.43	3/31/19	—		—	—		—
									—		—	—		—
George A. Yuhas	16,000	(3)	24,000	(10)	10,000		9.26	4/13/17	—		—	—		—
	11,250	(3)	33,750	(12)	—		9.54	3/26/18	—		—	—		—
	—		50,000	(13)	—		6.43	3/31/19	—		—	—		—
	—		—		—		—	—	40,000	(3)(17)	270,000	—		—

	Option Awards							Stock Awards
Name	Number of Shares Underlying Unexercised Options Exercisable		Number of Shares Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Shares Underlying Unexercised Unearned Options	Option Exercise Price (1)($/Sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested (2)($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)
Former Executive Officer
Gus D. Halas	300,000	(3)	—		—	$11.29	7/30/2014	—	—	—	—
	114,243	(7)	171,365	(10)	71,402	$12.50	4/14/2017	—	—	—	—
	114,243	(7)	171,365	(10)	71,402	$15.00	4/14/2017	—	—	—	—
	75,000	(3)	225,000	(12)	—	$9.54	3/26/2018	—	—	—	—
	16,250	(3)	48,750	(12)	—	$9.71	3/26/2018	—	—	—	—

(1)	All options were granted at the closing market price on the date of grant, except for premium priced options granted to Mr. Brown, Mr. Halas and Mr. Ranelli.

(2)	Market value was calculated based on the closing sale price of $7.03 per share for the Common Stock and $6.75 per share for the Class A Common Stock on September 27, 2013, the last trading day in fiscal 2013.

(3)	Class A Common Stock.

(4)	The options vest on August 13, 2014.

(5)	The options vest in increments of 25% upon each of February 11, 2014, 2015, 2016 and 2017.

(6)	The restricted stock vests in increments of 33-1/3% upon each of February 24, 2016, 2017 and 2018.

(7)	Common Stock.

(8)	The options vest on April 14, 2014.

(9)	The options vest in increments of 50% on each of June 4, 2014 and 2015.

(10)	The options vest in increments of 33-1/3% on each of April 13, 2014, 2015 and 2016.

(11)	The restricted shares vest in increments of 33-1/3% on the third, fourth and fifth anniversaries of the date of the grant, subject to the satisfaction of certain annual or cumulative Adjusted EBIT and Net Controllable Assets targets for each of the fiscal years ending September 2012, 2013 and 2014. The annual performance targets for fiscal 2012 were not satisfied, but the shares may still be earned if the cumulative targets are satisfied at the end of fiscal 2014.

(12)	The options vest in increments of 33-1/3% upon each of March 26, 2014, 2015 and 2016.

(13)	The options vest in increments of 25% upon each of March 31, 2014, 2015, 2016 and 2017.

(14)	The restricted stock vests in increments of 20% upon each of December 1, 2013, 2014, 2015, 2016 and 2017.

(15)	The restricted stock vests in increments of 33-1/3% upon each of May 7, 2016, 2017 and 2018.

(16)	The options vest on May 23, 2014.

(17)	The restricted stock vests in increments of 20% upon each of March 1, 2014, 2015 and 2016.

OPTION EXERCISES AND STOCK VESTED

The following table shows all stock options exercised and the value realized upon exercise, and all stock awards vested and the value realized upon vesting, by the named executive officers during fiscal 2013, which ended on September 28, 2013.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise		Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting ($)
John R. Ranelli	—		—	—		—
William E. Brown	—		—	—		—
Lori A. Varlas	—		—	—		—
Steven R. LaMonte	—		—	—		—
Michael Reed	38,000	(1)	77,520	2,000	(2)	18,560
	2,000	(1)	4,080	4,000	(1)	36,600
George A. Yuhas	—		—	—		—

Former Executive Officer
Gus D. Halas	—		—	17,500	(1)	212,800

(1)	Company Class A Common Stock.

(2)	Company Common Stock.

Nonqualified Deferred Compensation

None of the named executive officer participates in any non-qualified deferred compensation plan.

Equity Compensation Plan Information

The following table gives information about the Company’s Common Stock and Class A Common Stock that may be issued upon the exercise of options, warrants and rights under its existing equity compensation plans as of September 28, 2013.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	12,570,989	(1)	$10.57	9,375,280	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	12,570,989	(1)	$10.57	9,375,280	(2)

(1)	Includes 3,108,740 shares of Common Stock and 9,202,345 shares of Class A Common Stock issuable upon exercise of options granted under the 2003 Omnibus Equity Incentive Plan and 259,904 shares of Class A Common Stock issuable upon exercise of options granted under the Nonemployee Director Equity Incentive Plan.

(2)	Includes 1,765,694 shares of Common Stock and 7,136,747 shares of Class A Common Stock available for issuance under the 2003 Omnibus Equity Incentive Plan and 109,728 shares of Common Stock and 363,111 shares of Class A Common Stock available for issuance under the Nonemployee Director Equity Incentive Plan.

Potential Payments Upon Termination or Change-In-Control

Our executive officers have employment agreements with us which are terminable at any time. Under the agreements for each executive officer, if an executive is terminated by us without “cause” the executive is entitled to a lump sum payment plus continuation of all benefits associated with the executive’s employment as provided below. The term “cause” is defined in each executive’s employment agreement and generally means (a) an act or omission constituting negligence or misconduct which is materially injurious to the Company; (b) failure to comply with the lawful directives of the Board of Directors; (c) a material breach of the employment agreement by the executive officer, which is not cured within 30 days after written notice thereof; (d) failure to perform in a manner acceptable to the Company after written notice and an opportunity to cure; (e) the abuse of alcohol or drugs; (f) fraud, theft or embezzlement of Company assets, criminal conduct or any other act of moral turpitude by which is materially injurious to the Company; (g) a material violation of any securities law, regulation or compliance policy of the Company; (h) death of the executive officer or incapacity of the executive officer exceeding four (4) months.

SEC regulations require that the Company estimate the value of severance benefits payable to the named executive officers assuming that the triggering event (a termination without cause) occurred on September 28, 2013, the last day of the Company’s 2013 fiscal year. The disclosures regarding Mr. Halas reflect his actual separation on June 1, 2013.

As a general matter, potential payments upon termination or change in control are not part of the Company’s compensation objectives and are not used, except (i) when necessary to recruit new executives and (ii) to secure non-compete and post-termination consulting agreements that are intended to protect the Company’s confidential information and conditioned upon the executive not going to work for one of the Company’s principal competitors. The Company’s equity-based compensation plans and employment agreements do not provide for special payments to the Company’s named executive officers upon a change-in-control of the Company. As a result, the Compensation Committee’s decisions regarding other compensation elements are not impacted by these arrangements.

Name	Salary Continuation	Post Employment Consulting Payments	Health and Employee Benefits	Accrued Vacation	Other	Total
John R. Ranelli(1)	$504,750	$201,912	$5,129	$30,199	—	$741,990
William E. Brown	—	—	—	$45,000	—	$45,000
Lori A. Varlas	$315,000	$60,000	—	$48,462	—	$423,462
Steven R. LaMonte(2)	$333,750	$66,756	$20,217	$15,404	—	$436,127
Michael Reed	—	$69,863	—	$49,038	—	$118,901
George A. Yuhas(3)	$307,500	$61,500	$7,851	$18,397	—	$395,248

Former Executive Officer
Gus D. Halas	—	$2,946,855	78,313	—	—	$3,025,168

(1)	The Company is required to provide Mr. Ranelli with 24 months notice before a termination without cause. At its option, the Company may pay Mr. Ranelli 24 months additional salary and benefits, or approximately $1,359,676 in lieu of giving 24 months notice.

(2)	The Company is required to provide Mr. LaMonte with 30 days notice before a termination without cause. At its option, the Company may pay Mr. LaMonte 30 days additional salary and benefits, or approximately $38,457 in lieu of giving 30 days notice.

(3)	The Company is required to provide Mr. Yuhas with 24 months notice before a termination without cause. At its option, the Company may pay Mr. Yuhas 24 months additional salary and benefits, or approximately $840,937 in lieu of giving 24 months notice.

John R. Ranelli

Mr. Ranelli is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 20 to 30 hours per month for two years after termination of employment with the Company. Mr. Ranelli will receive approximately $8,413 per month (subject to changes in Mr. Ranelli’ base salary) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Lori A. Varlas

Ms. Varlas is a party to a Post-Employment Consulting Agreement pursuant to which she has committed to make herself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Ms. Varlas will receive approximately $2,500 per month for such consulting services. This agreement contains confidentiality and non-competition provisions.

Steven R. LaMonte

Mr. LaMonte is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 20 to 30 hours per month for one year after termination of employment with the Company. Mr. LaMonte will receive approximately $5,563 per month (subject to changes in Mr. LaMonte’s base salary) for such consulting services. This agreement contains confidentiality and non-competition provisions.

Michael A. Reed

Mr. Reed is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Mr. Reed will receive approximately $2,875 per month (subject to a 2% annual increase) for such consulting services. This agreement contains confidentiality and non-competition provisions.

George A. Yuhas

Mr. Yuhas is a party to a Post-Employment Consulting Agreement pursuant to which he has committed to make himself available to the Company for consulting services for 10 hours per month for two years after termination of employment with the Company. Mr. Yuhas will receive approximately $2,500 per month for such consulting services. This agreement contains confidentiality and non-competition provisions.

Gus D. Halas

Mr. Halas is a party to a Consulting Services Agreement dated January 15, 2013 (the “Consulting Agreement”) that became effective June 1, 2013 (the “Effective Date”) and shall continue in effect for a period of 57 months thereafter unless sooner terminated. After the Effective Date, Mr. Halas became a consultant and performs advisory and strategic services for the Company for an average of three days per week during the initial 24 months (the “Initial Term”) and an average of up to ten hours per month during the remaining months (the “Remaining Term”). The Company shall pay Mr. Halas $95,881 per month during the Initial Term and $19,567 per month during the Remaining Term.

Review, Approval or Ratification of Transactions with Related Persons

The Company’s Board of Directors has adopted a written related person transactions policy. The Audit Committee reviews the material facts of all interested transactions that require the Audit Committee’s approval and either approves or disapproves of the entry into any transaction in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company is a participant, and (3) any executive officer, director or greater than five percent beneficial owner of the Company’s Common Stock (or an immediate family member of any of the foregoing) has or will have a direct or indirect interest. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. If a director is a related party of an interested transaction he or she shall not participate in any discussion or approval of that interested transaction, except that the director shall provide all material information concerning the interested transaction to the Audit Committee. If an interested transaction will be ongoing, the Audit Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Committee’s guidelines and that the interested transaction remains appropriate.

Transactions with the Company

Brooks M. Pennington

Brooks M. Pennington III, a director of the Company standing for re-election, was a minority stockholder and a director of Bio Plus, Inc., a company that produces granular peanut hulls, until May 2013. During the fiscal year ended on September 28, 2013, Bio Plus, Inc.’s revenues from sales to subsidiaries of the Company were approximately $1.0 million. As of September 28, 2013, the Company owed Bio Plus, Inc. approximately an immaterial amount for such purchases.

On March 30, 2012, the Company and Mr. Pennington entered into a Modification and Extension of the Employment and Non-Compete Agreement dated February 27, 1998, as amended June 2, 2003, April 10, 2006 and July 1, 2008. This modified and extended agreement provides that from March 1, 2012 through February 28, 2014, Mr. Pennington will continue to serve as Director of Special Projects for the Company; provided that the Company may terminate the agreement upon 90 days notice in which event Mr. Pennington will be entitled to receive 12 months severance. In this position, Mr. Pennington is expected to work a maximum of 650 hours per year for a base salary of $112,000 annually.

William E. Brown

Mr. Brown’s daughter, Sarah Brown, is an employee of the Company. During the fiscal year ended September 28, 2013, Ms. Brown’s total compensation was approximately $170,000.

OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table indicates, as to each director and nominee, each named executive officer and each holder known to the Company to be the beneficial owner of more than five percent of any voting class of the Company’s common stock, the number of shares and percentage of the Company’s stock beneficially owned as of December 1, 2013.

Beneficial Owner(1)	Number of Class B Shares		Number of Common Shares		Number of Class A Common Shares		Percent (2)	Percent of Total Voting Power(3)
Executive Officers:
John R. Ranelli	—		5,000		110,633	(4)	*	*
William E. Brown	1,646,007	(5)	2,994,549	(6)	4,696,717	(7)	17.9%	57.7%
Lori A. Varlas	—		—		67,919	(8)	*	*
Steven R. LaMonte	—		—		60,000	(9)	*	*
Michael Reed	—		14,535	(10)	270,250	(11)	*	*
George A. Yuhas	—		—		73,508	(12)	*	*

Former Executive Officer:
Gus D. Halas	—		228,486	(13)	462,829	(14)	1.4	*

Directors and Nominees:
John B. Balousek	—		55,160		65,417	(15)	*	*
David N. Chichester	—		2,804		81,592	(16)	*	*
Brooks M. Pennington III(17)	—		223,532	(18)	208,586	(19)	*	*
Alfred A. Piergallini	—		8,979		104,009	(20)	*	*
Beth Springer	—		—		9,705	(21)	*	*

All directors and executive officers as a group (12 persons)(22)	1,646,007		3,304,559		5,810,419		20.2%	58.9%

Five Percent Stockholders:
Dimensional Fund Advisors LP(23)	—		1,085,956		2,898,402		8.1%	4.5%
Royce & Associates, LLC(24)	—		1,254,864		—		2.5%	5.2%
Vanguard Group(25)	—		639,578		2,218,957		5.8%	2.7%
AQR Capital Management, LLC(26)	—		620,419		792,551		2.9%	2.6%
The Clark Estates, Inc.(27)	—		625,201		—		1.3%	2.6%
Kendall Square Capital, LLC(28)	—		678,063		—		1.4%	2.8%
Lord Abbett Equity Trust, Small Cap Blend Fund(29)	—		683,500		—		1.4%	2.8%

(*)	Less than 1%.

(1)	Unless otherwise indicated, the address of each beneficial owner listed below is 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597.

(2)	Represents the number of shares of Class B Stock, Common Stock and Class A Common Stock beneficially owned by each stockholder as a percentage of the total number of shares of Class B Stock, Common Stock and Class A Common Stock outstanding. As of December 1, 2013, there were 1,652,262 shares of Class B Stock, 12,246,751 shares of Common Stock and 35,385,956 shares of Class A Common Stock outstanding.

(3)	Represents the percentage of the voting power of each stockholder after giving effect to the disparate voting rights among the Class B Stock, Common Stock and Class A Common Stock. The voting powers of the Common Stock and the Class B Stock are identical in all respects, except that the holders of Common Stock are entitled to one vote per share and the holders of Class B Stock are entitled to the lesser of ten votes per share or 49% of the total votes cast. Shares of Class A Common Stock generally have no voting rights unless otherwise required by Delaware law.

(4)	Includes 54,471 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013.

(5)	Includes 45,548 shares for which Mr. Brown holds voting power pursuant to a voting agreement entered into on March 25, 2008.

(6)	Includes 23,000 shares owned by his spouse. Mr. Brown disclaims beneficial ownership of the 23,000 shares held by his spouse. Includes 1,576,486 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013.

(7)	Includes 159,000 shares of Class A Common Stock held by various irrevocable family trusts. Mr. Brown and his spouse are co-trustees of the trusts, and the beneficiaries are immediate family members of Mr. Brown. Mr. Brown disclaims beneficial ownership of the shares held by the trusts. Includes 1,469,600 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013.

(8)	Includes 27,250 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013.

(9)	Includes 20,000 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013.

(10)	Includes 7,000 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013.

(11)	Includes 216,700 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013.

(12)	Includes 27,250 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013.

(13)	Includes 228,486 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013.

(14)	Includes 391,250 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013.

(15)	Includes 42,906 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013.

(16)	Includes 42,906 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013.

(17)	The address of Mr. Pennington is 169 South Main Street; P.O. Box 231; Madison, GA 30650.

(18)	Includes 49,040 shares of Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 7,604 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 6,938 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 49,040 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 6,938 shares held by his spouse.

(19)	Includes 65,506 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013. Includes 38,080 shares of Class A Common Stock held by BPCB Partners, L.P., with respect to which Mr. Pennington has sole voting and dispositive power as the sole member of its general partner; 15,208 shares held by Pennington Management Company II, LLC, in which Mr. Pennington has an ownership interest and of which Mr. Pennington is the president; and 3,876 shares owned by his spouse. Mr. Pennington disclaims beneficial ownership of the 38,080 shares held by BPCB Partners, L.P. and Pennington Management Company II, LLC, except to the extent of his pecuniary interest therein, and the 3,876 shares held by his spouse.

(20)	Includes 42,906 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013.

(21)	Includes 7,465 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013.

(22)	Includes 1,583,486 shares of Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013 and 2,048,520 shares of Class A Common Stock issuable upon exercise of outstanding options exercisable within 60 days of December 1, 2013. Excludes shares held by any named executive officer who was not an executive officer as of December 1, 2013.

(23)	The address of Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. The foregoing information is solely from two Schedules 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 13, 2012 and February 14, 2012.

(24)	The address of Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on August 6, 2013.

(25)	The address of Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing information is solely from two Schedule 13G/As reflecting beneficial holdings of the Company’s capital stock filed on February 12, 2013.

(26)

The address of AQR Capital Management, LLC is Two Greenwich Plaza, 3rd Floor, Greenwich, CT 06830. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on February 14, 2013.

(27)

The address of The Clark Estate, Inc. is One Rockefeller Plaza, 31st Floor, New York, NY 10020. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock filed on May 17, 2013.

(28)	The address of Kendall Square Capital, LLC is 235 Montgomery Street, Suite 1010, San Francisco, CA 94104. The foregoing information is solely from a Schedule 13G reflecting beneficial holdings of the Company’s capital stock filed on April 2, 2013.

(29)	The address of Lord Abbett Equity Trust, Small Cap Blend Fund is 90 Hudson Street, Jersey City, NJ 07302. The foregoing information is solely from a Schedule 13G/A reflecting beneficial holdings of the Company’s capital stock filed on March 8, 2013.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires the Company’s executive officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that, during the period from September 30, 2012 to September 28, 2013 all filing requirements applicable to its executive officers, directors, and greater than 10% beneficial owners were complied with other than a report on Form 4 relating to shares sold to cover tax withholding obligations in connection with vesting of restricted stock awards (transaction date of October 18, 2012 for Gus Halas reported on December 10, 2012).

CODE OF ETHICS

The Company has adopted a code of ethics that applies to all of its directors, officers and employees, including its principal executive officer, principal financial and accounting officer, controller and certain other senior financial personnel. The Code of Ethics, as amended, was filed as Exhibit 14 to the Company’s annual report on Form 10-K for the fiscal year ended on September 29, 2012.

OTHER MATTERS

The accompanying proxy card grants the proxy holders discretionary authority, to the extent authorized by Rule 14a-4(c) under the Exchange Act, to vote on any matter raised at the Annual Meeting. As of the date of this proxy statement, there are no other matters which management intends to present or has reason to believe others will present at the meeting. If other matters properly come before the meeting, those who act as proxies will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If any stockholder intends to present a proposal for action at the Company’s annual meeting in February 2015 and wishes to have such proposal set forth in management’s proxy statement, such stockholder must forward the proposal to the Company so that it is received on or before August 29, 2014. Proposals should be addressed to the Company at 1340 Treat Blvd., Suite 600, Walnut Creek, CA 94597, Attention: Corporate Secretary.

If a stockholder intends to submit a proposal at the Company’s annual meeting in February 2015, which proposal is not intended to be included in the Company’s proxy statement and form of proxy relating to that meeting, the stockholder should give appropriate notice no later than November 12, 2014. If such a stockholder fails to submit the proposal by such date, the stockholder may still submit a proposal at the meeting but Company will not be required to provide any information about the nature of the proposal in its proxy statement and the proxy holders will be allowed to use their discretionary voting authority if the proposal is raised at the Company’s annual meeting in February 2015.

MANNER AND COST OF SOLICITATION

The Board of Directors of Central Garden & Pet Company is sending you this proxy statement in connection with its solicitation of proxies for use at the Company’s Annual Meeting of Stockholders. Certain directors, officers and employees of the Company may solicit proxies on behalf of the Board of Directors by mail, phone, fax or in person. All expenses in connection with the solicitation of this proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to stockholders, will be paid by the Company.

Dated: December 27, 2013

By Order of the Board of Directors

Lori A. Varlas, Secretary

CENTRAL GARDEN & PET COMPANY

1340 TREAT BOULEVARD, SUITE 600

WALNUT CREEK, CA 94597

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M65120-P45273                     KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CENTRAL GARDEN & PET COMPANY					For All	Withhold All	For All Except

The Board of Directors recommends a vote FOR all the nominees listed in proposal 1, and FOR proposals 2 and 3.

1.	Election of Directors				☐	☐	☐
	Nominees:

	01)	William E. Brown	05)	Alfred A. Piergallini

	02)	Brooks M. Pennington III	06)	John R. Ranelli

	03)	John B. Balousek	07)	M. Beth Springer

	04)	David N. Chichester

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

		For	Against	Abstain

2.	To ratify the selection of Deloitte & Touche LLP as Central Garden & Pet Company’s independent registered public accounting firm.	☐	☐	☐

3.	To approve the advisory (non-binding) resolution relating to executive compensation.	☐	☐	☐

4.	In their discretion, the proxies are authorized to vote upon any and all such matters as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting of Stockholders.

The Proxy Statement and the 2013 Annual Report and Stockholder Letter are available at:

http://www.central.com/annualreports

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M65121-P45273

CENTRAL GARDEN & PET COMPANY

Annual Meeting of Stockholders

February 10, 2014, 10:30 AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints William E. Brown and Lori A. Varlas, and each of them, with power to act without the other and with the power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and to vote, as provided on the other side, all the shares of Central Garden and Pet Company which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the 2014 Annual Meeting of Stockholders to be held at the Lafayette Park Hotel, 3287 Mt. Diablo Boulevard, Lafayette, California, 94549 on February 10, 2014, at 10:30 A.M., PST or at any adjournment or postponement thereof, with all the powers which the undersigned would possess if present at the Meeting.

THIS PROXY, WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” ITEMS 2 AND 3.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side